                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT / /       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Definitive Proxy Statement
/x/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Dynatech Corporation
                (Name of Registrant as Specified In Its Charter)

                              Dynatech Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                          [DYNATECH CORPORATION LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS
                                       ON
                                 JULY 26, 1994
                            ------------------------

                         SUPPLEMENT TO PROXY STATEMENT
                            ------------------------

SC FUNDAMENTAL NOMINEES

     According to preliminary proxy materials filed by SC Fundamental Inc., the SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., SC-BVI Partners, SC Fundamental Value BVI, Ltd., Gary N. Siegler and Peter M. Collery (collectively, "SC Fundamental") on June 22, 1994 with the Securities and Exchange Commission with respect to the Dynatech Corporation (the "Company") Annual Meeting (the "SC Fundamental Proxy Statement"), SC Fundamental has indicated that it will nominate three persons for election as directors of the Company with a term expiring in 1997, Gary N. Siegler, Peter M. Collery, and Curtis MacNguyen (the "SC Fundamental Nominees").

     THE BOARD RECOMMENDS THAT YOU REJECT THE SC FUNDAMENTAL NOMINEES AND VOTE FOR THE BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

     As a result of the proxy contest initiated against the Company by SC Fundamental, the rules of the Securities and Exchange Commission (the "Commission") require the Company to provide to its stockholders certain additional information, including with respect to participants (as defined in Schedule 14A promulgated pursuant to the Securities Exchange Act of 1934, as amended). Pursuant to those rules, the members of the Board are, and certain employees and agents of the Company may be deemed to be, participants. Unless otherwise indicated below, the address of the participants described below is the address of the Company's principal executive offices.

PARTICIPANTS ON BEHALF OF DYNATECH CORPORATION

     Set forth below is certain required information concerning persons who are or may be deemed participants in the solicitation. Except as indicated below, no participant has purchased or sold or otherwise acquired or disposed of any shares of common stock of the Company in the last two years.

     J. P. Barger is a director and Chairman of the Company. He is the beneficial owner of the 554,336 shares of the common stock of the Company, including 270 shares owned by his spouse, as to which Mr. Barger disclaims any beneficial ownership. Over the past two years, Mr. Barger has made the following dispositions of common stock of the Company: 3,000 shares on July 29, 1992; 4,000 shares on August 24, 1992; 2,000 shares on October 7, 1992; 3,000 shares on November 2, 1992; 11,742 shares on December 28, 1992; 3,000 shares on January 6, 1993; 3,000 shares on March 26, 1993; 7,000 shares on April 19, 1993; 5,000 shares on April 23, 1993; 20,000 shares July 28, 1993; 21,093 shares on December 28, 1993; 10,000 shares on April 29, 1994; 10,000 shares on May 6, 1994; 5,000 shares on May 9, 1994; 5,000 shares on May 12, 1994; 5,000 shares on May 13, 1994; 6,000 shares on June 14, 1994; and 4,000 shares on June 15, 1994.

     Theodore Cohn, a director of the Company, is a management consultant in New York, New York. His address is 923 Fifth Avenue, Apartment 4A, New York, New York 10021. Mr. Cohn is the beneficial owner of 10,000 shares of the common stock of the Company.

     O. Gene Gabbard, a director of the Company, is a consultant and entrepreneur who works with high technology start-up companies. His mailing address is 4900 Brookside Place, Roswell, Georgia 30076.

     James B. Hangstefer, a director of the Company, is President of Cordel Associates, Inc., a business consulting firm located at 318 Bear Hill Road, Waltham, Massachusetts 02154. Mr. Hangstefer is the beneficial owner of 18,000 shares of common stock of the Company, including 3,000 shares of common stock held by his spouse, as to which Mr. Hangstefer disclaims any beneficial ownership.

     Warren A. Law, a director of the Company, is the Edmund Cogswell Converse Professor of Banking and Finance Emeritus at the Graduate School of Business Administration, Harvard University. His mailing address is 75 Fletcher Road, Belmont, Massachusetts 02178. Dr. Law is the beneficial owner of 350 shares of the common stock of the Company.

     Richard K. Lochridge, a director of the Company, is President and Chief Executive Officer of Lochridge and Company, Inc., a management consulting firm located at 420 Boylston Street, Boston, Massachusetts 02116. Mr. Lochridge is the beneficial owner of 3,000 shares of the Common Stock of the Company. Mr. Lochridge purchased 1,250 shares of common stock of the Company on July 24, 1992.

     John F. Reno is the President and Chief Executive Officer and a director of the Company. He is the beneficial owner of 43,485 shares of the common stock of the Company, including 1,000 shares owned by his spouse and 5,525 shares owned by a relative for which Mr. Reno has a power of attorney, and 27,720 shares of common stock of the Company issuable upon the exercise of stock options. Over the past two years, Mr. Reno has made the following acquisitions of common stock of the Company: 1,000 shares on October 22, 1992; and 1,440 shares on March 16, 1993.

     Warren M. Rohsenow, a director and Honorary Chairman of the Board of Directors of the Company, is Professor Emeritus, Department of Mechanical Engineering, Massachusetts Institute of Technology. His mailing address is 32 Carroll Street, Falmouth, Maine 04105. Dr. Rohsenow is the beneficial owner of 256,814 shares of the common stock of the Company, including 15,580 shares of common stock owned by his spouse, as to which Dr. Rohsenow disclaims beneficial ownership. During the past two years, Dr. Rohsenow had made the following dispositions of common stock of the Company: 6,000 shares on November 12, 1992; 25,000 shares on May 28, 1993; 5,600 shares on October 21, 1993; and 12,000 shares on May 27, 1994.

     Hon. Paula Stern, a director of the Company, is President of The Stern Group, an international trade advisory firm located at 518 C Street, N.E., Washington, D.C. 20002, and a Senior Fellow of the Progressive Policy Institute, a policy group. Dr. Stern is the beneficial owner of 200 shares of the common stock of the Company.

     Robert H. Hertz is Chief Financial Officer, Treasurer, and Clerk of the Company. He is the beneficial owner of 23,149 shares of the common stock of the Company, including 400 shares of common stock held jointly by Mr. Hertz and his spouse and 20,500 shares of common stock of the Company issuable upon the exercise of stock options. During the past two years Mr. Hertz acquired 5,000 shares of common stock of the Company upon the exercise of stock options on March 11, 1993 and sold 3,600 shares on May 3, 1993.

     Steven G. Cantor is Manager, Corporate Communications, of the Company. He is the beneficial owner of 22 shares of the common stock of the Company. During the past two years Mr. Cantor has made the following sale of common stock of the
Company: 100 shares on May 27, 1993.

     Included in the share ownership amounts listed above are shares of common stock of the Company purchased by certain individuals within the past two years through their participation in the Dynatech

Corporation Employee Monthly Stock Investment Plan. The monthly purchases made pursuant to such Plan during the past two years are as follows:

                                                                SHARES PURCHASED
                                                     --------------------------------------
                                                       MR.             MR.            MR.
                 MONTHLY TRANSACTIONS                BARGER           HERTZ          CANTOR
     ---------------------------------------------   -------         -------         ------
     June 1992....................................   26.6667         13.3333         4.0000
     July 1992....................................   26.3158         13.1579         3.9474
     August 1992..................................   30.3030         15.1515         4.5455
     September 1992...............................   28.5714         14.2857         4.2857
     October 1992.................................   29.8507         14.9254         4.4776
     November 1992................................   24.6914         12.3457         3.7037
     December 1992................................   23.2558         11.6279         3.4884
     January 1993.................................   18.6916          9.3458         2.8037
     February 1993................................   18.5185          9.2593         2.7778
     March 1993...................................   16.6667          8.3333         2.5000
     April 1993...................................   17.8571          8.9286         2.6786
     May 1993.....................................   17.5439          8.7719         2.6316
     June 1993....................................   16.6667          8.3333         2.5000
     July 1993....................................   17.6991          8.8496             --
     August 1993..................................        --          9.6154             --
     September 1993...............................        --          9.0090             --
     October 1993.................................        --         11.9048             --
     November 1993................................        --         10.2041             --
     December 1993................................        --         11.4943             --
     January 1994.................................        --         11.2360             --
     February 1994................................        --         12.9870             --
     March 1994...................................        --         12.1951             --
     April 1994...................................        --         11.7647             --
     May 1994.....................................        --         13.8889             --

SOLICITATION OF PROXIES

     The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by MacKenzie Partners, Inc. ("MacKenzie Partners"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common stock of the Company, and such persons will be reimbursed for their expenses. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Company (excluding the salaries and fees of officers and employees and excluding the costs normally expended for a solicitation of proxies in an uncontested election of directors) will be approximately $250,000, or a greater amount if there is litigation in connection with the solicitation, and that the total cash expenditures to date relating to the solicitation have been under $5,000. These estimates include fees for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, and distribution.

     The Company has retained MacKenzie Partners at a fee estimated not to exceed $60,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies (which amount is included in the estimate of total expenses above). It is anticipated that approximately 35 employees of MacKenzie Partners may solicit proxies.

VOTING INFORMATION

     Please do NOT sign and return any BLUE proxy or any other proxy or notice of revocation sent to you by SC Fundamental. Please sign, date, and return the enclosed WHITE proxy card in the enclosed self-addressed stamped envelope. The preliminary materials filed with the Commission by SC Fundamental also indicate that SC Fundamental intends to make a non-binding proposal (the "Possible Proposal") at the Annual

Meeting to request and recommend that the Board of Directors retain a nationally recognized investment banking firm to value the Company and its businesses in order to conduct a sale of the Company or implement a major restructuring. Since SC Fundamental's proxy materials are in merely preliminary form and have not been circulated to stockholders, and since the ability of SC Fundamental under Massachusetts law to make such a proposal at the Annual Meeting is in doubt, the Company does not know whether SC Fundamental will actually present the Possible Proposal at the Annual Meeting. In the event SC Fundamental does distribute definitive material with respect to the Possible Proposal, the Company currently intends to distribute to stockholders additional soliciting material, including a revised management proxy card (a "Revised Management Card"), which will permit stockholders to express their views regarding this proposal. If stockholders who sign and return the enclosed WHITE proxy card, or who have already signed and returned a previously delivered WHITE proxy card, do not return any Revised Management Card (or other later-dated proxy), the proxy holders named therein will rely on the discretionary authority conferred by such enclosed WHITE proxy card (or previously delivered WHITE proxy card) to vote AGAINST the Possible Proposal, if it is presented at the Annual Meeting for consideration by the stockholders.

     If any other matters properly come before the Annual Meeting, the proxy holders intend to vote such proxies in accordance with their best judgment. Unrevoked original WHITE proxy cards returned without direction will be voted FOR the Board's nominees for election to the Board of Directors and FOR approval of the Company's 1994 Stock Option and Incentive Plan, but AGAINST the Possible Proposal, if it is presented at the Annual Meeting. Where no instructions have been given by a stockholder on the enclosed proxy card, the shares will be voted FOR the Board's nominees for election to the Board of Directors and FOR the approval of the 1994 Stock Option and Incentive Plan, but AGAINST the Possible Proposal, if it is presented.

June 24, 1994
Burlington, Massachusetts

                                   IMPORTANT

     Your vote is important.                     Please support your management.

     Please make sure your latest dated proxy is a WHITE card voting FOR your management nominees. A later dated blue SC Fundamental card, even if marked to "withhold authority" to vote for the SC Fundamental Nominees, will cancel your vote for the nominees of your Board of Directors.

     If your shares are registered in your name, you can FAX your card (both sides) to MacKenzie Partners, Inc. at the FAX number listed below. If your shares are held in "street name," immediately instruct your broker or the person responsible for your account to sign a WHITE proxy card on your behalf. You can also FAX the instruction form or WHITE card (both sides) sent to you by your broker or bank to MacKenzie Partners, Inc. and we will promptly deliver it. Be sure to note the name of your bank or brokerage firm. If you have further questions please call:

                        [MacKenzie Partners, Inc. Logo]

                         156 Fifth Avenue -- 9th Floor
                            New York, New York 10010
                         CALL TOLL-FREE (800) 322-2885
                               FAX (212) 929-0308

PROXY

                             DYNATECH CORPORATION

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints JOHN F. RENO, ROBERT H. HERTZ, and JOHN
A. MIXON, and each of them, proxies with full power of substitution to vote as set forth below and in their discretion upon such other matters as may properly come before the meeting, for and on behalf of the undersigned all the shares of common stock of DYNATECH CORPORATION held of record by the undersigned at the close of business on June 13, 1994, at the Annual Meeting of Stockholders to be held in the Goodwin, Procter & Hoar Conference Center, 2nd Floor, Exchange Place, Boston, Massachusetts, on Tuesday, July 26, 1994 at 10:00 a.m., and at any adjournment or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournments or postponements thereof.

        When properly executed this Proxy will be voted as specified but if no specification is made it will be voted FOR Proposal 1, the election of all nominees listed on the reverse side, FOR Proposal 2, the approval of the 1994 Stock Option and Incentive Plan, and in the discretion of the persons named as proxies as to such other matters as may properly come before the meeting and any adjournments or postponements thereof.

                     PLEASE DATE AND SIGN ON REVERSE SIDE
          AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

                                                                SEE REVERSE SIDE




/X/ Please mark
    votes as in
    this example.

* The Board of Directors recommends a vote FOR *
*               Proposals 1 and 2.             *

1.  To elect Directors for a term expiring in 1997
    (as set forth in the Proxy Statement).

Nominees:  Theodore Cohn, Warren A. Law, John F. Reno

              FOR                   WITHHELD
              ALL                   FROM ALL
           NOMINEES                 NOMINEES
            /   /                    /   /




____________________________________________________
For, except vote withheld from the above nominee(s).



                                        FOR     AGAINST    ABSTAIN
2.  To approve the 1994 Stock Option   /   /     /   /      /   /
    and Incentive Plan (as set forth
    in the Proxy Statement).

    The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting, Proxy Statement, and 1994 Annual Report of the Company which either accompanied or preceded this proxy. This proxy may be revoked at any time before it is exercised.


      MARK HERE   /   /             MARK HERE    /   /
     FOR ADDRESS                   IF YOU PLAN
     CHANGE AND                     TO ATTEND
    NOTE AT LEFT                   THE MEETING

Sign exactly as name appears in stencil. When signing as Executor, Administrator, Trustee, or Guardian, etc., please add full title.
This proxy votes all shares held in all capacities.


Signature: __________________________________ Date ______________

Signature: __________________________________ Date ______________

Title: ______________________________________

                             [DYNATECH LETTERHEAD]

                                                                   June 24, 1994

DEAR STOCKHOLDER:

      You should be aware that three individuals associated with a New York City hedge fund called SC Fundamental Inc. have started a proxy fight in an attempt to gain control of the three Board seats up for election at Dynatech's upcoming July 26 Annual Meeting. This group calls themselves the "Dynatech Stockholders Committee," but don't let their use of your Company's name fool you.

      WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARDS THAT SC FUNDAMENTAL MAY SEND YOU. INSTEAD, PLEASE SIGN, DATE AND MAIL YOUR BOARD'S WHITE PROXY CARD TODAY.

                 WHY WE BELIEVE SC'S NOMINEES ARE NOT QUALIFIED
                        TO SERVE ON YOUR COMPANY'S BOARD

      You should know that several Dynatech directors spoke with the nominees -- SC general partners Gary N. Siegler, 32, Peter M. Collery, 35, and SC employee Curtis MacNguyen, 25, who is now in his third job in four years. Based on this conversation as well as other publicly available information about them, we are convinced that they are not suitable director candidates because:

      -- High-technology companies like Dynatech benefit from directors with relevant management, operating or technological experience in industries in which Dynatech operates. THE SC NOMINEES HAVE NONE OF THESE CRITICAL ATTRIBUTES IN THEIR PROFESSIONAL BACKGROUNDS.

      -- All three have spent virtually their entire careers on Wall Street in financial analyst or "money running" jobs.

      -- SC'S NOMINEES AND THE HEDGE FUNDS THEY RUN HAVE OWNED DYNATECH SHARES
         FOR ONLY 8 MONTHS. THIS FACT, COMBINED WITH THEIR HOSTILE ACTIONS AGAINST YOUR COMPANY, MAKE US SERIOUSLY QUESTION SC'S COMMITMENT TO DYNATECH'S LONG-TERM FUTURE.

                           BUDDING CORPORATE RAIDERS?

      We are also concerned about Siegler's and Collery's recent activities in other hostile deals as well as the poor performance of a company on whose Board both now serve. Please consider the following:

    -- Based on an article in the Wall Street trade publication Mergers &
       Corporate Policy, Siegler and Collery appear to be developing reputations as small-time corporate raiders, involved with at least two other potentially hostile situations in the past year.

    -- We understand Siegler once worked for Carl Icahn, one of the most active and visible corporate raiders of the 1980s.

                   THE TROUBLES AT MEDICAL RESOURCES INC. --
                  A COMPANY CONTROLLED BY SIEGLER AND COLLERY

      Half the Board seats of a fledgling medical imaging company, Medical Resources Inc., are controlled by Collery and Siegler, who also serves as Chairman of the Board. Both have been Board members since September 1992 -- a time when Medical Resources traded in a range of about $5 1/4 to $5 1/2 per share.

      --But by early 1993 Medical Resources began a steep slide into a range of $2 to $3 per share -- where it has essentially remained ever since.

      -- ON JUNE 23, 1994, MEDICAL RESOURCES CLOSED AT $2 1/8 -- LESS THAN HALF
         THE VALUE THAN WHEN SIEGLER AND COLLERY JOINED ITS BOARD.

      --In May 1994, both the Chief Executive Officer and Chief Operating
        Officer resigned, citing "management and philosophical differences."

      --A month later, Medical Resources publicly announced that it was considering writing off more than $4 million in venture contracts and certain other expenses in the second quarter of 1994. TO PUT THIS IN PERSPECTIVE, IN THE SECOND QUARTER OF 1993, MEDICAL RESOURCE'S TOTAL REVENUES WERE ONLY $6.5 MILLION.

      REMEMBER: DO NOT SIGN SC'S BLUE PROXY CARD, EVEN AS A PROTEST AGAINST THEIR NOMINEES. PLEASE SIGN ONLY THE BOARD'S WHITE PROXY CARD.

      Siegler's and Collery's proxy campaign platform may also include a proposal that Dynatech retain an investment banker, either for the possible sale of the Company or to implement a restructuring program to break your Company into several pieces and sell them. They have included such a proposal in their preliminary proxy materials filed with the Securities and Exchange Commission.

      If SC does move forward with its proposal to sell or break up Dynatech, we currently intend to furnish you with another WHITE proxy card on which you can express your views with regard to the SC proposal.

      However, if you sign either the enclosed WHITE proxy or the WHITE proxy recently sent to you along with the Dynatech Annual Report, you should know that these cards give the proxy holders you have appointed to vote on your behalf the discretionary authority to vote on the SC proposal. IT IS THE COMPANY'S CURRENT INTENTION TO USE THIS DISCRETIONARY AUTHORITY TO VOTE AGAINST THE SC PROPOSAL, IF SC ACTUALLY PRESENTS IT TO STOCKHOLDERS FOR THEIR CONSIDERATION.

                     OUR RESTRUCTURING PROGRAM IS ON TARGET

      We feel SC's thinking with regard to its proposal lags behind management's current plan. After careful consideration of a number of alternative plans to enhance Dynatech's value, your Board has approved a restructuring program designed to enhance Dynatech's value by focusing on those businesses which will yield the highest returns and has retained investment bankers to assist us with these plans.

      WE EXPECT THE INCREASED FOCUS AND EFFICIENCIES RESULTING FROM OUR RESTRUCTURING TO DELIVER SIGNIFICANT VALUE TO DYNATECH SHAREHOLDERS, BOTH THROUGH ESTIMATED ANNUALIZED COST SAVINGS OF $12 MILLION, A PORTION OF WHICH WILL BE REINVESTED, AND THE GENERATION OF ADDITIONAL INCREMENTAL EARNINGS.

      Our first step was reorganizing Dynatech into two major segments:

      --Information Support Products, which manufactures products to support voice, video and data communications.

      --Diversified Instrumentation, a much smaller group of electronics and software businesses, which, though unrelated to our core Information Support segment have strong market positions and are financially attractive.

      The second step was identifying businesses or product lines to sell because they did not fit our new strategy. We eventually identified 13 of them:

      --These include Whistler, a manufacturer of automotive radar products, and MPSI, a maker of automotive electronic diagnostic equipment.

      --TO DATE, WE HAVE COMPLETED THE SALE OF MPSI, SOME OTHER SMALL BUSINESSES
        AND ARE IN VARIOUS STAGES OF NEGOTIATIONS IN A NUMBER OF OTHERS. WE EXPECT TO REPORT THE SUCCESSFUL SALES OF ADDITIONAL BUSINESSES THROUGHOUT THE NEXT FEW QUARTERS.

      --We are already working closely with two investment banking firms, Lehman
        Brothers, which was recently retained to assist us with our restructuring program, and The Bridgeford Group, which is assisting us with certain specific divestitures.

                         OUR STOCK REPURCHASE PROGRAM:
                         ANOTHER MEANS TO ENHANCE VALUE

      Dynatech announced a stock repurchase plan on June 17, in which the Board authorized the expenditure of $30 million to repurchase Dynatech common stock. This program demonstrates our continuing examination of new ways to supplement the gains we expect from our restructuring program as well as the Board's confidence in the Company's future. Our last repurchase program was extremely successful. From its commencement in December 1988 through its completion in May 1992, Dynatech repurchased 3.2 million shares, which was then 25% of the outstanding shares.

                 YOU DECIDE WHO HAS YOUR BEST INTERESTS IN MIND

      YOUR BOARD'S PRIMARY GOAL IS TO ENHANCE DYNATECH'S VALUE FOR THE BENEFIT OF ALL STOCKHOLDERS. DYNATECH'S BOARD AND MANAGEMENT COLLECTIVELY OWN APPROXIMATELY 9.3% OF THE COMPANY -- SHARING ALONG WITH YOU A SIGNIFICANT INTEREST IN DYNATECH'S FUTURE SUCCESS.

      Our restructuring program is vital to our goal of enhancing value. Your Board made the difficult decision to sacrifice a profit last year by taking a $50 million charge for our restructuring program to position your Company for greater future success -- even though this led to Dynatech's first quarterly or annual loss in more than 20 years.

      HOWEVER, WITH OUR RESTRUCTURING UNDERWAY, WE ARE PREPARED TO RETURN DYNATECH TO PROFITABILITY AND LOOK FORWARD TO ANNOUNCING A PROFIT FOR THE QUARTER ENDING THIS WEEK, BEFORE OUR JULY 26 ANNUAL MEETING.

      Clearly, this is not the time to begin ceding control of your Company's Board to three Wall Streeters whose myopic interest in Dynatech, in our opinion, extends no further than the short-term performance of their hedge funds.

                           SUPPORT YOUR CURRENT BOARD
                    VOTE DYNATECH'S WHITE PROXY CARD TODAY!

      Even if you have already returned Dynatech's WHITE proxy card, which we recently sent you together with Dynatech's Annual Report, please take a moment to sign, date and mail the enclosed WHITE card in the postage-paid envelope. We again ask you NOT to return SC's BLUE proxy cards, even as a protest against their nominees, because it will have the effect of cancelling your vote for your Board's nominees.

      We appreciate your support and thank you for your continuing interest in Dynatech.

                                          On behalf of the Board of Directors,
                                          Sincerely,

                                          [SIG CUT]

                                          JOHN F. RENO
                                          President and Chief Executive Officer

- --------------------------------------------------------------------------------

 If you have questions or need assistance in voting your shares please contact:

                          156 Fifth Avenue, 9th Floor
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885
- --------------------------------------------------------------------------------